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           [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE APPEARS HERE]

                                                                   Exhibit 99(E)
                                April 28, 1998

PRIVATE & CONFIDENTIAL
----------------------

Estate of Robert M. Rogers, Deceased
Rogers Property Trust
c/o Kanaly Trust Company, in its capacity as Independent Executor of the Estate and in its capacity as sole Trustee of the Trust
4550 Post Oak Place Drive
Suite 139
Houston, TX 77027

     Re: Letter Agreement dated March 24, 1998 (the "Original Agreement) between Kanaly Trust Company in its capacity as Independent Executor of the Estate of Robert M. Rogers Deceased, and Donaldson, Lufkin & Jenrette Securities Corporation

Dear Sirs:

     This letter clarifies and supplements the arrangements contained in the Original Agreement referred to above. This letter also extends the arrangements of the Original Agreement to cover 100,000 shares of common stock of TCA Cable TV, Inc. ("TCA") owned by the Rogers Property Trust (the "Trust").

     Although the Trust was not a party to the Original Agreement, the Trust agrees to be bound by the Original Agreement as if it had signed the Original Agreement, as modified by this letter, with:

     (1) all references to the Estate of Robert M. Rogers, Deceased (the "Estate"), in the Original Agreement replaced by references to the Trust;

     (2) all references to Kanaly Trust Company in its capacity as Independent Executor of the Estate replaced by references to Kanaly Trust Company in its capacity as sole Trustee to the Trust; and

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     (3) all references to the 3,774,594 shares of common stock of TCA owned by the Estate in the Original Agreement replaced by references to the 100,000 shares of common stock owned by the Trust.

We also agree that the advisory fee payable by the Trust shall be limited to the fees set forth in this letter.

     In connection with our continuing advice in connection with the sale, monetization and any other transactions involving the 3,774,594 shares of common stock of TCA that the Estate owns or has the right to acquire, and the 100,000 shares of common stock of TCA that the Trust owns or has the right acquire, we have discussed the additional possibility of selling the shares (the "Shares") to one or more third parties unaffiliated with TCA in a transaction registered under the Securities Act of 1933.

     If either the Estate or The Trust sells any Shares in a transaction registered under the Securities Act of 1933, the seller agrees either (a) to appoint us as the exclusive placement agent in connection with the sale of the Shares on a best efforts basis or (b) to use reasonable best efforts to appoint us the sole manager of an underwritten public offering of any such Shares. Notwithstanding the provisions of Section 3 of the Original Agreement (i) if prior to any marketing efforts by us, 14% or more of the Shares are sold to the purchasers listed on Schedule C to the agreement dated April __, 1998, among TCA, the Estate and the Trust, we will be entitled to a fee of one percent of the price to public for all shares sold in such registered transaction or (ii) otherwise, we will be entitled to a fee of two percent of the price to public for all shares sold in such registered transaction. In addition, you agree to reimburse us promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by us in connection with any such registered transaction. The fee payable in any such registered transactions shall be credited against any advisory fee previously paid or payable pursuant to Section 3 of the Original Agreement.

     The indemnity, reimbursement and contribution obligations of the Trust and Estate set forth in Schedule 1 of the Original Letter shall not cover losses, claims, damages, judgments, assessments, costs and other liabilities ("Liabilities") or fees and expenses ("Expenses") caused by any untrue statement or alleged untrue statement of a material fact contained in a registration statement (or any amendment thereto), the prospectus (or any amendment or any supplement thereto) or any preliminary prospectus relating to the Shares or any omission or alleged omission to make therein a material fact required to be stated therein or necessary to state the statements therein not misleading to the extent and only to the extent, that we actually receive indemnification, reimbursement or contribution for such Liabilities and Expenses from TCA. Except as modified

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above, the indemnity, reimbursement and contribution provisions of the Original
Agreement shall continue in effect.

     Our Willingness to act for each of you as a placement agent or lead manager of an underwritten transaction is conditioned upon our being given the opportunity to conduct a due diligence investigation of TCA and receiving comfort letters from TCA's accountants, legal opinions of TCA's counsel and such other documentation from TCA, you and your counsel that are customary in registered transactions.

     After receiving this letter, please confirm that the foregoing is in accordance with your understanding by signing and returning to me a duplicate copy of this letter.

                          Very truly yours,

                          Donaldson, Lufkin & Jenrette
                          Securities Corporation


                          By: /s/ JILL GREENTHAL
                             -----------------------------
                             Jill Greenthal
                             Managing Director


Accepted and agreed to
this 29 day of April 1998

Estate of Robert M. Rogers, Deceased           Rogers Property Trust



By: Kanaly Trust Company,                      By: Kanaly Trust Company,
    as Independent Executor                        as Sole Trustee


By: /s Jeffrey C. Kanaly                       By: /s/ JEFFREY C. KANALY
   --------------------------------               --------------------------
   Jeffrey C. Kanaly                              Jeffrey C. Kanaly
   Vice Chairman                                  Vice Chairman

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